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                                                                      EXHIBIT 99


RISK FACTORS

The following risk factors relating to First Western Corp.'s business have been taken from its Rule 424(b) Prospectus filed on February 10, 1999.

         IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT ADEQUATE TO COVER ACTUAL LOSSES, OUR EARNINGS COULD BE ADVERSELY AFFECTED. The inability of borrowers to repay loans can erode earnings and capital of banks. Like all financial institutions, First Western maintains an allowance for loan losses to provide for loan defaults and nonperformance. First Western's allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses could materially and adversely affect results of operations of First Western. The loan losses allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management's control, and these losses may exceed current estimates.

         State and federal regulatory agencies, as an integral part of their examination process, review First Western's loans and its allowance for loan losses. Although management believes that First Western's allowance for loan losses is adequate to cover anticipated losses, the loan loss allowance at September 30, 1998 and December 31, 1998, are lower as a percentage of total loans than historical levels. There can be no assurance, however, that management will not determine a need to further increase the allowance for loan losses or that regulators, when reviewing First Western's loan portfolios in the future, will not require First Western to increase this allowance, either of which could adversely affect First Western's earnings. Further, there can be no assurance that First Western's actual loan losses will not exceed its allowance for loan losses.

         IF ECONOMIC CONDITIONS IN GENERAL AND IN OUR PRIMARY MARKET AREA DETERIORATE, OUR REVENUES COULD DECREASE. First Western's financial results may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. Because First Western has a significant amount of loans secured by real estate, declines in real estate values could adversely affect borrowers' abilities to repay loans. Although economic conditions in First Western's primary market area are strong and have aided its recent growth, there can be no assurance that these conditions will continue to prevail. In addition, substantially all of the loans of First Western are to individuals and businesses in the Denver metropolitan area, northern Colorado and western Nebraska, and any decline in the economy of these market areas could have an adverse impact on First Western. There can be no assurance that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a significant adverse effect on First Western.

         A DECREASE IN INTEREST RATE SPREADS MAY DECREASE OUR PROFITS. First Western's profitability is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities. A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of First Western, and there can be no assurance that a decrease will not occur. Although management believes that the maturities of First Western's assets are moderately balanced in relation to maturities of liabilities, this balance involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities.

         DELAYS IN ESTABLISHING NEW BANK BRANCHES AS WELL AS COMPETITION COULD ADVERSELY AFFECT OUR GROWTH AND EXPANSION PLANS. First Western has pursued and intends to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels without corresponding increases in non-interest expenses. First Western's expansion strategy is primarily the establishment of new branches. There can be no assurance that First Western will be successful in continuing its growth strategies due to delays and other impediments resulting from regulatory oversight, lack of qualified personnel, unavailability of branch sites or poor site selection of bank branches. In addition, the success of First Western's growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in First Western's primary market area.

         The banking business in First Western's areas of operations is highly competitive. First Western competes for loans and deposits with other local, regional and national commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and nonfinancial institutions, many of which have substantially greater financial resources than First Western. In addition, interstate banking is permitted in Colorado and to a lesser extent in Nebraska. As a result, management believes that First Western may experience greater competition in its market areas.


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         IF THE COMPUTER SYSTEMS OF FIRST WESTERN OR ITS SUPPLIERS AND CUSTOMERS
DO NOT TIMELY BECOME YEAR 2000 COMPLIANT, WE MAY BE ADVERSELY AFFECTED. First Western faces a significant business issue regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. Many existing software application products, including software application products used by First Western and its suppliers and customers, were designed to accommodate only a two-digit date value, which represents the year. The interruption to First Western's business could be substantial if its current computer service provider fails in efforts to assist First Western in becoming year 2000 compliant. In addition, failure by suppliers and customers of First Western to modify and convert their own computer systems could have a significant adverse effect on the suppliers' or customers' operations and profitability, thus inhibiting their ability to provide services or repay loans to First Western. As a practical matter, First Western will unlikely be able to accumulate information on its suppliers' and customers' year 2000 programs to assess the impact on First Western.

         ANY ACQUISITION OF CONTROL OF FIRST WESTERN IS AT THE SOLE DISCRETION OF FIRST WESTERN'S PRINCIPAL SHAREHOLDERS. Approximately 99.1% of the outstanding shares of First Western's common stock is owned directly or indirectly by Joel H. Wiens, First Western's Chairman, and Timothy D. Wiens, First Western's Vice Chairman. As a result, the Wiens are able to elect all members of First Western's Board of Directors and direct the policies and decisions of First Western. This control would make the acquisition of control of First Western by a third party impossible without the Wiens' approval.

         MANAGEMENT WILL HAVE BROAD DISCRETION IN FIRST WESTERN'S USE OF THE PROCEEDS IT RECEIVES. First Western will receive approximately $18.9 million in net proceeds from the sale of its junior subordinated indentures, after deducting underwriting commissions and estimated expenses payable by First Western. First Western's management will have broad discretion to allocate these net proceeds to uses it believes are appropriate. See "Use of Proceeds" for the application of the proceeds. The amount and timing of the allocations will depend on a number of factors, including First Western's and its subsidiary banks' capital requirements and may affect First Western's earnings.

         GOVERNMENT REGULATION MAY RESULT IN HIGHER OPERATING COSTS FOR FIRST WESTERN. First Western and its banks are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Federal Deposit Insurance Corporation's Bank Insurance Fund, rather than investors. Although some of the legislative and regulatory changes may benefit First Western and its banks, others may increase their costs of doing business or otherwise adversely affect them and create competitive advantages for non-bank competitors


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